Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement of Eagle Financial Bancorp on Form S-8 (File No. 333-227440) of our report dated March 26, 2020, on our audits of the consolidated financial statements of Eagle Financial Bancorp, Inc. as of December 31, 2019 and 2018 and for the years then ended, which report is included in this Annual Report on Form 10-K.
BKD, LLP
Cincinnati, Ohio
March 26, 2020